As filed with the Securities and Exchange Commission on June 15, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Invesco Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	98-0557567
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1555 Peachtree Street, NE, Suite 1800

Atlanta, Georgia 30309

(404) 892-0896

(Address and telephone number of registrant’s principal executive offices)

Invesco Ltd. 2016 Global Equity Incentive Plan as Amended and Restated

(Full title of the plan)

Kevin M. Carome

Senior Managing Director and General Counsel

Invesco Ltd.

1555 Peachtree Street, N.E., Suite 1800

Atlanta, Georgia 30309

(Name and Address of Agent For Service)

(404) 892-0896

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Shares, $0.20 par value	8,789,391(3)	$29.19	$256,562,323	$27,990.95

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of the common shares, $0.20 par value (the “Common Shares”), of Invesco Ltd. as may be necessary to adjust the number of Common Shares being offered or issued pursuant to the anti-dilution provisions of the plan referenced above, as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low market prices of the Common Shares reported on the New York Stock Exchange on June 11, 2021.

(3)	Represents additional Common Shares available for issuance under the plan referenced above.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Invesco Ltd. (the “Company”) to register an additional 8,789,391 shares (the “Additional Shares”) of the Company’s Common Shares, $0.20 par value per share (the “Common Shares”), issuable under the Invesco Ltd. 2016 Global Equity Incentive Plan as Amended and Restated (the “Plan”). The Additional Shares are in addition to the Common Shares previously registered for issuance under the Plan pursuant to the Company’s (i) Registration Statement on Form S-8 (File No. 333-212037), filed with the Securities and Exchange Commission (the “SEC”) on June 15, 2016, and (ii) Registration Statement on Form S-8 (File No. 333-231454), filed with the SEC on May 14, 2019 (collectively, the “Prior Registration Statements”).

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statements relate, and is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities. Pursuant to such instruction, the contents of the Prior Registration Statements are incorporated by reference and made part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

(a)(1)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 19, 2021;

(a)(2)

the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 26, 2021 (but only with respect to the information required by Part III of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020);

(b)(1)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on April 30, 2021;

(b)(2)	the Company’s Current Reports on Form 8-K, filed with the SEC on January 4, 2021 and May 17, 2021; and

(c)	the description of the Company’s common stock contained in the Company’s Form 8-A filed on May 16, 2008, including any amendment or report filed for the purpose of updating such descriptions.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act before the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

In no event, however, will any information that the Company discloses under Item 2.02 or 7.01 of any Current Report on Form 8-K that the Company may from time to time furnish to the SEC, or any other information that is not deemed “filed” with the SEC, be incorporated by reference into, or otherwise become part of, this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by a subsequently filed document that also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 6. Indemnification of Directors and Officers.

Pursuant to its Third Amended and Restated Bye-Laws, the Company will indemnify its officers, directors and employees to the fullest extent permitted by Bermuda law. Such indemnity will extend, without limitation, to any matter in which an officer, director or employee of the Company may be guilty of negligence, default, breach of duty or breach of trust in relation to the Company or any of its subsidiaries, but will not extend to any matter in which such officer, director or employee is found, by a court of competent jurisdiction in a final judgment or decree not subject to appeal, guilty of any fraud or dishonesty in relation to the Company.

The Bermuda Companies Act 1981 (as amended) enables companies to purchase and maintain, and the Company’s Bye-Laws permit the Company to purchase and maintain, insurance for directors and officers against any liability arising from negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to the company. The Company maintains such policies of insurance on its officers and directors.

Item 8. Exhibits.

Exhibit Number	Description

3.1	Memorandum of Association of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 12, 2007)

3.2	Third Amended and Restated Bye-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on July 27, 2017)

4.1	Specimen Certificate for the Common Shares (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on December 12, 2007)

4.2	Invesco Ltd. 2016 Global Equity Incentive Plan as Amended and Restated (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on May 17, 2021)

5.1	Opinion of Appleby as to the validity of the Common Shares being registered (including consent)*

23.1	Consent of Appleby (included in Exhibit 5.1)*

23.2	Consent of PricewaterhouseCoopers LLP*

24.1	Power of Attorney (included on signature page)*

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 15th day of June, 2021.

INVESCO LTD.

By:	/s/ Robert H. Rigsby
Name:	Robert H. Rigsby
Title:	Managing Director - Corporate Legal and Assistant Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin M. Carome and Robert H. Rigsby as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act and any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, with the SEC or any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing appropriate or necessary to be done in order to effectuate the same as fully to all intents and purposes as he himself or she herself might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

Name	Title	Date
/s/ Martin L. Flanagan	President and Chief Executive Officer (Principal Executive Officer); Director	June 15, 2021
Martin L. Flanagan
/s/ L. Allison Dukes	Senior Managing Director and Chief Financial Officer (Principal Financial Officer)	June 15, 2021
L. Allison Dukes
/s/ Annette Lege	Chief Accounting Officer (Principal Accounting Officer)	June 15, 2021
Annette Lege

/s/ G. Richard Wagoner, Jr.	Chairman and Director	June 15, 2021
G. Richard Wagoner, Jr.

/s/ Sarah E. Beshar	Director	June 15, 2021
Sarah E. Beshar

/s/ Thomas M. Finke	Director	June 15, 2021
Thomas M. Finke

/s/ Edward P. Garden	Director	June 15, 2021
Edward P. Garden

/s/ William F. Glavin, Jr.	Director	June 15, 2021
William F. Glavin, Jr.

/s/ C. Robert Henrikson	Director	June 15, 2021
C. Robert Henrikson

/s/ Denis Kessler	Director	June 15, 2021
Denis Kessler

/s/ Nelson Peltz	Director	June 15, 2021
Nelson Peltz

/s/ Sir Nigel Sheinwald	Director	June 15, 2021
Sir Nigel Sheinwald

/s/ Paula C. Tolliver	Director	June 15, 2021
Paula C. Tolliver

/s/ Phoebe A. Wood	Director	June 15, 2021
Phoebe A. Wood

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